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EXHIBIT 4.10

                               FIRST AMENDMENT TO
             8% SECURED CONVERTIBLE DEBENTURE DUE FEBRUARY 28, 2002

         THIS FIRST AMENDMENT TO 8% SECURED CONVERTIBLE DEBENTURE DUE FEBRUARY 28, 2002 (this "First Amendment") is made and effective as of the effective date set forth on the signature page hereof, by and between BIOGAN INTERNATIONAL, INC., a Delaware corporation (the "Company"), and THOMSON KERNAGHAN & CO., LIMITED, a Canadian limited liability company (the "Holder").

                                 R E C I T A L S

         A. On March 30, 2000, the Company issued to CALP II, a Bermuda limited partnership ("CALP II"), an 8% Secured Convertible Debenture Due February 28, 2002, in the principal amount of $2,000,000 (the "Debenture").

         B. On June 1, 2000, CALP II assigned all of its right, title and interest in the Debenture to the Holder.

         C. On August 18, 2000, the Holder converted an aggregate of $500,000 of the outstanding principal plus accrued but unpaid interest on the Debenture into an aggregate of 2,712,387 shares of the Company's common stock.

         D. On December 5, 2000, the Holder converted an aggregate of $30,000 of the outstanding principal plus accrued but unpaid interest on the Debenture into an aggregate of 667,102 shares of the Company's common stock.

         E. The Company is in default under the terms of the Debenture and, as of the date hereof, the Holder is entitled to accelerate the due date thereof and, if necessary, foreclose on the Debenture.

         F. The Company is also in default under the terms of the Registration Rights Agreement dated March 8, 2000 (the "RRA") by and between the Company and the Holder. Concurrently with the execution of this First Amendment, the Company and the Holder are entering into the First Amendment to Registration Rights Agreement in settlement of disputes arising out of the RRA.

         G. On August 9, 2000, the Holder waived penalties relating to the Debenture.

         H. The Company and the Holder desire to settle all of their disagreements concerning the Company's defaults under the terms of the Debenture and the RRA, and to amend the Debenture on the terms and conditions set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

         1.       Amendments to Specific Sections of the Debenture.
                  ------------------------------------------------

                  (a) The first paragraph of the Debenture is hereby amended and restated to read in its entirety as follows:


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                  "FOR VALUE RECEIVED, Biogan International, Inc., a Delaware
         corporation (the "Company"), promises to pay to Thomson Kernaghan & Co., Limited, a Canadian limited liability company (the "Holder"), the principal sum of Two Million One Hundred Twenty Thousand and 00/100 Dollars (US $2,120,000) plus any Default Penalties (as that term is defined in the First Amendment to Registration Rights Agreement) on February 28, 2003 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears (i) prior to the Maturity Date, quarterly, on the last day of March, June, September and December of each year beginning on March 31, 2002, (ii) upon conversion as provided herein, or (iii) on the Maturity Date, at the rate of 8% per annum accruing from March 30, 2000, the date of issuance of this Debenture, for the initial $1,470,000 of the principal amount, and from the effective date of the First Amendment to the Debenture for the remaining $650,000. Accrual of interest on amounts outstanding hereunder shall continue until payment in full of the principal sum has been made or duly provided for."

                  (b) The following paragraph shall be added to the end of
Section 4A:

                           "Notwithstanding the foregoing or any other provision of this Debenture, the Conversion Rate for any portion of the final Six Hundred Fifty Thousand Dollars (US $650,000) in principal amount of this Debenture shall not be less than $0.025 per share."

                  (c) Section 4F shall be amended and restated to read in its entirety as follows:

                           "F.  Intentionally deleted."

                  (d) The final sentence of Section 8 is hereby amended and restated to read in its entirety as follows:

                           "If the Holder shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture by paying the Redemption Price in accordance with
         Section 20 hereof, less all amounts required by law to be deducted, and the Holder's right of conversion shall terminate on the Redemption Notice Date."

                  (e) Section 15(k) is hereby amended and restated to read in its entirety as follows:

                           "k. If, after the date, if any, that the Company has its Common Stock relisted on an exchange or the NASD's OTC Electronic Bulletin Board, the Company then has its Common Stock suspended from trading or delisted from the exchange or the NASD's OTC Electronic Bulletin Board for in excess of five (5) trading days."

                  (f) Section 15(m) is hereby added to read in its entirety as follows:

                           "m. If, after August 31, 2002, the Company (1) fails to make and keep current public information available, as those terms are understood and defined in Rule 144, for in excess of five (5) trading days or (2) within five (5) trading days after receiving a written request from the Holder, fails to provide to the Holder a written opinion of counsel, which counsel shall be reasonably satisfactory to the Holder, that the current public information requirement of Rule 144 is satisfied."


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                  (g) The following paragraph shall be inserted into the
Debenture at the end of Section 15:

                           "Holder hereby waives any Event of Default that may have occurred from the date of issuance of this Debenture up to and including the effective date of the First Amendment to the Debenture."

                  (h) Section 18 is hereby amended and restated to read in its entirety as follows:

                           "The obligations of the Company contained herein and in the Securities Purchase Agreement are secured by (i) that certain Stock Pledge Agreement (the "Pledge Agreement"), dated the date hereof, by and among the Company, the Holder and the holders of other Debentures delivered pursuant to the Securities Purchase Agreement, if any, whereby the Company has delivered 28,800,000 shares of Common Stock to the Escrow Holder (as that term is defined in the Pledge Agreement), in the form attached to the Securities Purchase Agreement as Annex VII, and (ii) the assets of the Company (all of the foregoing referred to as the "Collateral").

                  On or before September 30, 2001, the Company shall file at its own expense in the office of the Secretary of State of the State of Delaware an executed Form UCC-1 financing statement necessary to perfect the Holder's interest in the Collateral."

                  (i) The first sentence of Section 20A of the Debenture shall be amended and restated to read in its entirety as follows:

                           "The Company may, at its option, repay, in whole or in part, the principal and interest balance of this Debenture outstanding on the date of the Redemption Notice (after deducting the principal and interest subject to outstanding Conversion Notices) at the Redemption Price (as defined below) without any penalty or premium for prepayment or otherwise."

                  (j) Section 20B shall be amended and restated to read in its entirety as follows:

                           "B. In the event the Company serves a Redemption Notice, the Redemption Price shall be equal to the outstanding principal and interest balance of the Debenture without penalty or premium.

                  (k) Section 20E shall be amended and restated to read in its entirety as follows:

                           "E. Intentionally deleted."

         2. CONSIDERATION FOR AMENDMENTS. As consideration for the amendments set forth in Section 1 above, the receipt and sufficiency of which is hereby acknowledged by the Company and the Holder, the Company shall issue Two Million Five Hundred Thousand (2,500,000) shares of its common stock to Holder concurrently with the execution of this First Amendment.

         3. SELLING SHORT. The Holder agrees that it shall not sell short any of the Company's Common Stock until the earlier of the Maturity Date or the complete payment by the Company of all amounts owed under the terms of the Debenture. The Holder and the Company hereby acknowledge and agree that neither the conversion of the Debenture nor the sale by the Holder of the shares of the Company's Common Stock issued upon such conversion (the "Converted Shares") shall be considered a short sale of the Company's Common Stock if the sale of the Converted Shares is made in compliance with applicable law and is made after the Holder delivers the conversion notice for the Converted Shares in compliance with the provisions of the Debenture.


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         4. MISCELLANEOUS.

                  (a) All other terms and provisions of the Debenture not expressly modified by this First Amendment shall remain in full force and effect; provided, however, that to the extent any provisions of the Debenture or any of the other Transaction Agreements (as defined in the Securities Purchase Agreement) are in conflict with the provisions of this First Amendment, the provisions of this First Amendment shall control.

                  (b) This First Amendment, along with the other Transaction Agreements and the First Amendment to Registration Rights Agreement, shall constitute and contain the complete understanding and agreement of the parties hereto, and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements, whether written or oral, between the parties with respect to the subject matter hereof.

                            |signature page follows|



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         IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date upon which this First Amendment has been executed by both parties to this First Amendment.

Dated:   September 24, 2001                     BIOGAN INTERNATIONAL, INC.


                                                By: /S/ G. Laverdiere
                                                    ----------------------------
                                                    Its: President
                                                         -----------------------


Dated:   September 24, 2001                     THOMSON KERNAGHAN & CO., LIMITED


                                                By: /S/ Gregg Badger
                                                    ----------------------------
                                                    Its: Sr. VP & Director
                                                         -----------------------